Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075
FirstMerit Corporation Files Notice to Redeem $125 Million Of
Preferred Stock Held by The United States Department Of
Treasury
Akron, Ohio (April 16, 2009) — FirstMerit Corporation (“FirstMerit”) (NASDAQ: FMER) announced today that it has filed notice with the United States Department of the Treasury (the “Treasury”) to redeem all 125,000 currently outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Preferred Shares”), at a total redemption price of $125 million plus a final pro rata accrued dividend. All outstanding Preferred Shares are held by the Treasury, having been issued and sold by FirstMerit to the Treasury on January 9, 2009, along with a warrant to purchase 952,260 shares of FirstMerit common stock, pursuant to the Capital Purchase Program created under TARP. FirstMerit is required to provide this notice of its intended redemption to the Treasury under the terms of the Capital Purchase Program.
The Treasury has informed FirstMerit that it has consulted with FirstMerit’s appropriate Federal banking agency and has scheduled the closing for FirstMerit to redeem the Preferred Shares on or about April 22, 2009.
“We believe this action to redeem our outstanding preferred shares is in the best long-term interests of our shareholders,” said Paul G. Greig, FirstMerit chairman, president and CEO. “We will be able to reduce the dividend expense associated with the shares
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FirstMerit Corporation Files Notice / Page 2
while at the same time maintaining our historically strong capital position. Prior to participating in the Capital Purchase Program, FirstMerit had maintained capital levels well in excess of regulatory guidelines and based upon our current capital levels, we will continue to be one of the strongest capitalized institutions in the Midwest after redemption of the preferred shares. We hope this action sends a strong message to our stakeholders and the communities we serve that we are a stable and secure institution.”
Before filing the notice, FirstMerit worked with a third party consultant to conduct a thorough stress test on its financial fundamentals in a manner comparable to the testing required by the Treasury and the appropriate Federal banking agencies. FirstMerit believes that the test results indicate its ability to withstand the adverse conditions of the current, and potential future, economic environments.
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $11.1 billion as of December 31, 2008 and 160 banking offices and 182 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
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